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Rise Gold Provides Update on Vested Rights

November 29, 2023 - Grass Valley, California - Rise Gold Corp. (CSE: RISE, OTCQX: RYES) (the "Company") announces that the legal staff of Nevada County has released a Staff Report analyzing the Company's Petition to the County of Nevada asserting its vested right to mine at the Idaho-Maryland-Brunswick Mine (the "IM Mine"). A decision whether to confirm the vested right will be made by the elected Board of Supervisors in a public hearing on December 13th. The Supervisors' decision is not discretionary; they must apply the relevant legal principles as determined by the California Supreme Court to the historical facts.

Under the U.S. Constitution, Nevada County cannot require the Company to obtain a use permit to operate the IM Mine if the Company can show that operations were occurring at the time that the zoning ordinance was passed in 1954, unless the County can prove by clear and convincing evidence that the right to mine was abandoned.

The seminal case interpreting the law of vested rights in California is Hansen Brothers, which concerned Nevada County's previous attempt to deny the vested rights of a mining operator on the basis that operations had ceased for more than the time period proscribed in Nevada County's zoning code and that only continuity of operations is relevant to the analysis of abandonment, not owner intent. The California Supreme Court overruled both of Nevada County's arguments and held for the miner, stating that "cessation of use alone does not constitute abandonment" and that abandonment requires both "(1) An intention to abandon; and (2) an overt act, or failure to act, which carries the implication the owner does not claim or retain any interest in the right to the nonconforming use."

It is indisputable that mining was occurring at the IM Mine in 1954, and the Company submitted 2,000 pages of exhibits to show that each of the predecessor owners of the mine either attempted to reopen it or marketed the property for sale as a mine to demonstrate that there was never an intent to abandon the right to mine.

Nevada County's legal staff opine that any vested right to operate the IM Mine was abandoned. Their Report argues that the petitioner must prove "continuity of intent to mine" to avoid a finding of abandonment, whereas the Hansen decision clearly states that there must be "intent to abandon" demonstrated by "overt acts," the completely opposite standard. The Report did not cite a single overt act that would constitute abandonment, as is required by California law.

The legal staff also assert that the County can deem the Constitutionally-protected vested right abandoned if operations cease for a sufficient period: "Petitioner fails to cite any case where a court has held that a nonconforming use was not abandoned after such a lengthy period when the nonconforming use had ceased."

In its letter to the County, the Company cited the decision in Hardesty v. State Mining which involved similar questions of law: "The question in such cases is whether there is an intent to abandon or permanently cease operations, or instead a business judgment that a temporary-even if prolonged-hiatus should be made. Otherwise, as Hardesty suggests, an operator might be forced to continue operations at a loss-perhaps for decades-in order to await market recovery at some unknowable future point."

Operating in accordance with California law, Merced County in 2019 recognized the vested right of a mining operation that ceased in 1950. San Bernardino County also in 2019 recognized the vested right of a mining operation that ceased in 1954.

Rise Gold CEO Joe Mullin reacted: "It is unfortunate that Nevada County's legal staff think the County should relitigate the Hansen case, which they lost badly. We invite the County Supervisors to avoid a costly legal battle by adhering to California law and voting to recognize the Company's vested right to operate the IM Mine at the hearing on December 13."

Rise Gold has retained the litigation firm of Cooper & Kirk to defend its property interests. Our attorney, Chuck Cooper, has argued nine cases before the U.S. Supreme Court; Michael Kirk has represented companies such as Shell Oil, Boeing, Texaco, and Ford Motor Company. Their firm has won over $10 billion for its clients.

In a letter to the County, Cooper stated: "we have concluded that Rise Grass Valley, Inc. has a vested right to operate the Idaho-Maryland Mine, and we expect that right to be vindicated in court, should it be necessary to do so." The firm also warned that: "Rise will have suffered a compensable, unconstitutional taking if the County denies both the vested rights petition and the use permit…. The remedy for an unconstitutional taking is the payment of just compensation, which is the fair market value of the property taken. Based on comparable mines and historic yield at the Idaho-Maryland Mine, Rise's mineral estate is conservatively estimated to be worth at least $400 million."

Documents related to the Company's vested rights Petition may be found on Nevada County's website at the following link https://www.nevadacountyca.gov/3195/Idaho-Maryland-Mine---Rise-Grass-Valley.

About Rise Gold Corp.

Rise Gold is an exploration-stage mining company incorporated in Nevada, USA. The Company's principal asset is the historic past-producing Idaho-Maryland Gold Mine located in Nevada County, California, USA.

On behalf of the Board of Directors:

Joseph Mullin

President and CEO

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 215, 333 Crown Point Circle

Grass Valley, CA 95945

T: 530.433.0188

info@risegoldcorp.com

www.risegoldcorp.com

The CSE has not reviewed, approved or disapproved the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words or statements that certain events or conditions "may" or "will" occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.